Exhibit 99.1
News Release

Novelis Appoints Devinder Ahuja as Senior Vice President,
Chief Financial Officer

ATLANTA, June 9, 2016 – Novelis, Inc., the world leader in aluminum rolling and recycling, today announced the appointment of Devinder Ahuja as Senior Vice President, Chief Financial Officer. Ahuja will join Novelis on July 19, 2016, as Senior Vice President, Finance, and Chief Financial Officer Designate. He will officially become Novelis’ Chief Financial Officer after the filing of the company’s first quarter 10-Q in August. Steve Pohl, currently Interim Chief Financial Officer, will be responsible for the function until that time.

“We are thrilled to have someone with Devinder’s breadth of financial experience and expertise join Novelis,” said Steve Fisher, Novelis President and Chief Executive Officer. “He will bring a distinct and different perspective to the executive team and to the role of CFO.”

As Chief Financial Officer, Ahuja will be responsible for the accounting, treasury, global financial planning and analysis, global tax and finance excellence functions. He will be based at the company’s world headquarters in Atlanta and will report directly to Fisher.

Over the last 29 years, Ahuja has worked in a variety of finance roles, across geographies and industries. Prior to joining Novelis, he served as Chief Financial Officer of Alcon U.S., a subsidiary of the global healthcare company Novartis. Previous to that role, he held various financial leadership positions during his 15-year tenure with Novartis.

Ahuja holds a bachelor's degree in commerce from R.A. Podar College of Commerce & Economics in Mumbai, India, and has completed general management training at INSEAD in Fontainebleau, France.

Ahuja’s appointment coincides with the promotion of Steve Pohl, currently Interim Chief Financial Officer, to Senior Vice President, Business Performance and Execution, effective immediately. In this newly created role, Pohl will be responsible for corporate development and strategy, the execution of strategic initiatives and monitoring performance under the company’s key business objectives, communications and government affairs, investor relations, and the oversight of the company’s annual enterprise risk management (ERM) process. Pohl will remain based at the company's headquarters in Atlanta and will also report directly to Fisher.

“I can’t think of a better suited person than Steve Pohl for the tasks of driving the execution of our long-term strategy and advancing our business objectives,” said Steve Fisher. “He is a respected leader within the company and will continue to be a valuable asset to Novelis.”

Prior to his appointment as Interim Chief Financial Officer in October 2015, Pohl served as the company’s Vice President, Financial Planning and Analysis. He joined Novelis in 2009 as Vice

President of Finance for North America and then served as Vice President, Global Business Services from 2011 to 2012.

Before joining Novelis, Pohl spent 28 years with PPG Industries in finance and operational positions in the glass and coatings businesses, including running the company's automotive coatings business in Latin America. While with PPG, he served in international leadership positions in Mexico, France and Switzerland.

Pohl holds a bachelor's degree in accounting from La Roche College in Pennsylvania and has completed executive management training in cost accounting at the Kellogg School of Business at Northwestern University and in marketing management at Columbia University.

About Novelis
Novelis Inc. is the global leader in aluminum rolled products and the world's largest recycler of aluminum. The company operates in 11 countries, has approximately 12,000 employees and reported $10 billion in revenue for its 2016 fiscal year. Novelis supplies premium aluminum sheet and foil products to transportation, packaging, construction, industrial and consumer electronics markets throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper and metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit novelis.com and follow us on Facebook at facebook.com/NovelisInc and Twitter at twitter.com/Novelis

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Media Contact
Katherine Huded
Corporate Communications, Novelis
+1 770-299-7650
Katherine.Huded@novelis.adityabirla.com

Matt Bianco
Public Affairs, Novelis
+1 404-760-4159
Matthew.Bianco@novelis.adityabirla.com

Investor Contact
Megan Cochard
+1 404-760-4170
Megan.Cochard@novelis.adityabirla.com

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